EXHIBIT 10.98

Numonyx B.V.                                           numonyx.com
A-ONE Business Center
Z.A. Vers la Piece
Rte de 'IEtraz
1180 Rolle
Switzerland

 numonyxtm

9 February 2010

Amendment to the Severance Agreement dated 26 March 2009

between

Mario Licciardello

and

Numonyx B.V. (Swiss Branch)
A-ONE Business Center. Z.A. Vers la Piece, Rte de l’Etraz, 1180 Rolle

Re: Changes to Your Severance Agreement

Dear Mario:

We are writing to follow up the recent communications about the proposed changes to the severance agreement dated 26 March 2009 between your employer, Numonyx B.V., Swiss
Branch, and yourself (‘Severance Agreement’).  We confirm that:

1.           Section 1(b) of this Severance Agreement will be deleted and replaced with the following:

“(b)           Term.  The term of this Severance Agreement (the “Protection Period”) shall commence on the Commencement Date and shall terminate on 31 March 2010 (the “End Date”); provided, however, that in the event a stock purchase agreement, memorandum of understanding, or any other agreement reasonably calculated to effect a Change of Control (as defined below) is executed prior to the End Date, the Protection Period shall expire on the later of (i) the End Date and (ii) the first anniversary of the closing of any Change of Control which results from any such stock purchase agreement, memorandum of understanding, or any other agreement”.

2.
With regard to Section 2(b)(i)(B) and Section 2(c)(i)(B) of the Severance Agreement, the following language shall be deleted:  “the greater of the Executive’s minimum performance bonus (if any) and 50% of”.  As so amended, these Sections shall read in pertinent part as follows:

[Section 2(b)(i)(B)]: “. . . (B) the amount, if any, equal to the Executive’s annual target bonus for the year in which the termination of employment occurs. . . .”

[Section 2(c)(i)(B)]: “. . . (B) a pro rata portion of the amount, if any, equal to the Executive’s annual target bonus for the year in which the termination of employment occurs . . . .”

Please let us know if you have any questions.  Otherwise, we would be grateful if you could confirm your consent to the above by signing in the space indicated below and returning the original signed letter to Kevin Fillo (please keep a copy for yourself).

All changes to this amendment must be in writing and this amendment is subject to Swiss substantive law (with the explicit exclusion of Swiss international private law). All clauses and covenants of the Severance Agreement, other than as set forth explicitly in this amendment, remain unchanged.

Yours sincerely,

/s/ Brian Harrison	/s/ Kevin M. Fillo
Brian Harrison	Kevin Fillo
Chief Executive Officer	Vice President and General Counsel

I confirm that I have read and understand the above, and that I consent to the change set out above.

/s/ Mario Licciardello	28/06/2010
Mario Licciardello	Date